News Release

Public Storage

701 Western Avenue

Glendale, CA 91201-2349

www.publicstorage.com

For Release	Immediately
Date	February 20, 2018
Contact	Clemente Teng
(818) 244-8080, Ext. 1141

Public Storage Reports Results for the Fourth Quarter and Year Ended December  31, 2017

GLENDALE,  California – Public Storage (NYSE:PSA) announced today operating results for the quarter and year ended December 31, 2017.

Operating Results for the Three Months Ended December 31, 2017

For the three months ended December 31, 2017, net income allocable to our common shareholders was $334.1 million or $1.92 per diluted common share, compared to $352.8 million or $2.03 in 2016 representing a decrease of $18.7 million or $0.11.  The decrease primarily reflects (i) a  $29.2 million reduction due to the impact of foreign exchange translation gains and losses associated with our euro denominated debt and (ii) a $7.2 million increase in interest expense associated with higher outstanding debt balances offset partially by (iii) a  $13.8 million increase in self-storage net operating income (described below).

The $13.8 million increase in self-storage net operating income is a result of a $8.7 million increase in our Same Store Facilities (as defined below) and a $5.1 million increase in our Non Same Store Facilities (as defined below).  Revenues for the Same Store Facilities increased 2.1% or $11.6 million in the three months ended December 31, 2017 as compared to 2016, due primarily to higher realized annual rent per occupied square foot.  Cost of operations for the Same Store Facilities increased by 2.6% or $2.9 million in the three months ended December 31, 2017 as compared to 2016, due primarily to increased property manager payroll and repairs and maintenance costs, offset partially by reduced advertising and selling costs.  The increase in net operating income for the Non Same Store Facilities is due primarily to the impact of 345 self-storage facilities acquired, developed or expanded since January 2015.

Operating Results for the Year Ended December 31, 2017

In 2017, net income allocable to our common shareholders was $1,171.6 million or $6.73 per diluted common share, compared to $1,183.9 million or $6.81 per share in 2016 representing a decrease of $12.3 million or $0.08.   The decrease primarily reflects (i) a $67.6 million reduction due to the impact of foreign exchange translation gains and losses associated with our euro denominated debt,  (ii) an $8.5 million increase in interest expense associated with higher outstanding debt balances and (iii) a $7.8 million casualty loss and $5.2 million in incremental tenant reinsurance losses related to Hurricane Harvey and Irma offset partially by (iv)  a  $66.9 million increase in self-storage net operating income (described below) and (v) an  $18.9 million increase in our equity in earnings of unconsolidated real estate entities.

The $66.9 million increase in self-storage net operating income is a result of a $44.6 million increase in our Same Store Facilities and a $22.3 million increase in our Non Same Store Facilities.  Revenues for the Same Store Facilities increased 3.0% or $63.0 million in 2017 as compared to 2016, due primarily to higher realized annual rent per occupied square foot.  Cost of operations for the Same Store Facilities increased by 3.4% or $18.4 million in 2017 as compared to 2016, due primarily to increased property taxes,  advertising and selling expense and repairs and maintenance costs, offset partially by lower snow removal costs.  The increase in net operating income for the Non Same Store Facilities is due primarily to the impact of 345 self-storage facilities acquired,  developed or expanded since January 2015.

Funds from Operations

For the three months ended December 31, 2017, funds from operations (“FFO”) was $2.70 per diluted common share, as compared to $2.77 in 2016, representing a decrease of 2.5%.  FFO is a non-GAAP (generally accepted accounting principles) term defined by the National Association of Real Estate Investment Trusts and generally represents net income before depreciation, gains and losses and impairment charges with respect to real estate assets.

For the years ended December 31, 2017 and 2016,  FFO was flat at $9.70 per diluted common share.

We also present “Core FFO per share,” a non-GAAP measure that represents FFO per share excluding the impact of (i) foreign currency exchange gains and losses, (ii) EITF D-42 charges related to the redemption of preferred securities, (iii) reversals of accruals with respect to share based awards forfeited by executive officers and (iv) certain other non-cash and/or nonrecurring income or expense items.  We review Core FFO per share to evaluate our ongoing operating performance, and we believe it is used by investors and REIT analysts in a similar manner.  However, Core FFO per share is not a substitute for net income per share.  Because other REITs may not compute Core FFO per share in the same manner as we do, may not use the same terminology or may not present such a measure, Core FFO per share may not be comparable among REITs.

The following table reconciles from FFO per share to Core FFO per share (unaudited):

	Three Months Ended December 31,			Year Ended December 31,
			Percentage			Percentage
	2017	2016	Change	2017	2016	Change

FFO per share	$2.70	$2.77	(2.5)%	$9.70	$9.70	0.0%
Eliminate the per share impact of
items excluded from Core FFO, including
our equity share from investments:
Foreign currency exchange loss (gain), net	0.03	(0.14)		0.29	(0.11)
Application of EITF D-42	0.01	0.02		0.19	0.17
Casualty losses and tenant claims due
to hurricanes	-	-		0.07	-
Reversals of accruals on forfeited executive
share-based awards	-	-		(0.03)	-
Other items	0.01	-		0.01	0.03
Core FFO per share	$2.75	$2.65	3.8%	$10.23	$9.79	4.5%

Property Operations – Same Store Facilities

The Same Store Facilities represent those facilities that have been owned and operated on a stabilized level of occupancy, revenues and cost of operations since January 1, 2015.  We review the operations of our Same Store Facilities, which excludes facilities whose operating trends are significantly affected by factors such as casualty events, as well as recently developed or acquired facilities, to more effectively evaluate the ongoing performance of our self-storage portfolio in 2015, 2016 and 2017.  We believe the Same Store information is used by investors and analysts in a similar manner.  The following table summarizes the historical operating results of these 2,042 facilities (130.3 million net rentable square feet) that represent approximately 82% of the aggregate net rentable square feet of our U.S. consolidated self-storage portfolio at December 31, 2017.

Selected Operating Data for the Same
Store Facilities (2,042 facilities)
(unaudited):
Three Months Ended December 31,				Year Ended December 31,
			Percentage			Percentage
2017		2016	Change	2017	2016	Change
(Dollar amounts in thousands, except for per square foot amounts)
Revenues:
Rental income	$527,011	$515,653	2.2%	$2,098,780	$2,035,701	3.1%
Late charges and administrative fees	24,719	24,494	0.9%	97,593	97,655	(0.1)%
Total revenues (a)	551,730	540,147	2.1%	2,196,373	2,133,356	3.0%

Cost of operations:
Property taxes	31,665	31,113	1.8%	199,628	191,912	4.0%
On-site property manager payroll	24,707	23,438	5.4%	107,535	106,460	1.0%
Supervisory payroll	8,542	8,580	(0.4)%	38,041	36,966	2.9%
Repairs and maintenance	11,122	10,260	8.4%	43,233	39,943	8.2%
Snow removal	812	866	(6.2)%	3,061	4,235	(27.7)%
Utilities	9,162	9,158	0.0%	39,135	39,424	(0.7)%
Advertising and selling expense	6,749	7,266	(7.1)%	28,443	25,824	10.1%
Other direct property costs	14,435	14,099	2.4%	57,853	55,797	3.7%
Allocated overhead	9,874	9,374	5.3%	42,010	39,963	5.1%
Total cost of operations (a)	117,068	114,154	2.6%	558,939	540,524	3.4%
Net operating income (b)	$434,662	$425,993	2.0%	$1,637,434	$1,592,832	2.8%

Gross margin	78.8%	78.9%	(0.1)%	74.6%	74.7%	(0.1)%

Weighted average for the period:
Square foot occupancy	93.1%	93.8%	(0.7)%	93.8%	94.5%	(0.7)%
Realized annual rental income per (c):
Occupied square foot	$17.40	$16.89	3.0%	$17.19	$16.54	3.9%
Available square foot (“REVPAF”)	$16.18	$15.83	2.2%	$16.11	$15.63	3.1%
At December 31:
Square foot occupancy				91.2%	92.5%	(1.4)%
Annual contract rent per occupied
square foot (d)				$17.97	$17.44	3.0%

(a)	Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance and retail sales.
(b)	See attached reconciliation of self-storage net operating income (“NOI”) to operating income.
(c)

Realized annual rent per occupied square foot is computed by dividing annualized rental income, before late charges and administrative fees, by the weighted average occupied square feet for the period.  Realized annual rent per available square foot (“REVPAF”) is computed by dividing annualized rental income, before late charges and administrative fees, by the total available rentable square feet for the period.  These measures exclude late charges and administrative fees in order to provide a better measure of our ongoing level of revenue.  Late charges are dependent upon the level of delinquency and administrative fees are dependent upon the level of move-ins.  In addition, the rates charged for late charges and administrative fees can vary independently from rental rates.  These measures take into consideration promotional discounts, which reduce rental income.

(d)	Contract rent represents the applicable contractual monthly rent charged to our tenants, excluding the impact of promotional discounts, late charges and administrative fees.

The following table summarizes selected quarterly financial data with respect to the Same Store Facilities (unaudited):

	For the Quarter Ended
	March 31	June 30	September 30	December 31	Entire Year

	(Amounts in thousands, except for per square foot amounts)
Total revenues:
2017	$533,706	$546,543	$564,394	$551,730	$2,196,373
2016	$512,971	$528,820	$551,418	$540,147	$2,133,356

Total cost of operations:
2017	$148,032	$146,341	$147,498	$117,068	$558,939
2016	$142,437	$138,788	$145,145	$114,154	$540,524

Property taxes:
2017	$55,889	$56,200	$55,874	$31,665	$199,628
2016	$53,555	$53,765	$53,479	$31,113	$191,912

Repairs and maintenance, including
snow removal expenses:
2017	$11,639	$11,341	$11,380	$11,934	$46,294
2016	$11,420	$10,590	$11,042	$11,126	$44,178

Advertising and selling expense:
2017	$6,741	$8,052	$6,901	$6,749	$28,443
2016	$5,187	$5,678	$7,693	$7,266	$25,824

REVPAF:
2017	$15.65	$16.05	$16.56	$16.18	$16.11
2016	$15.01	$15.52	$16.14	$15.83	$15.63

Weighted average realized annual
rent per occupied square foot:
2017	$16.83	$17.00	$17.52	$17.40	$17.19
2016	$16.04	$16.29	$16.95	$16.89	$16.54

Weighted average occupancy levels
for the period:
2017	93.1%	94.6%	94.5%	93.1%	93.8%
2016	93.6%	95.4%	95.3%	93.8%	94.5%

Property Operations – Non Same Store Facilities

The Non Same Store Facilities at December 31, 2017 represent 345 facilities that were not stabilized with respect to occupancies or rental rates since January 1, 2015 or that we did not own as of January 1, 2015.  The following table summarizes operating data with respect to the Non Same Store Facilities (unaudited):

NON SAME STORE	Three Months Ended December 31,			Year Ended December 31,
FACILITIES	2017	2016	Change	2017	2016	Change

	(Dollar amounts in thousands, except for per square foot amounts)
Revenues:
2017 acquisitions	$2,704	$-	$2,704	$5,577	$-	$5,577
2016 acquisitions	9,427	7,779	1,648	36,336	18,174	18,162
2015 acquisitions	4,368	4,126	242	16,935	15,574	1,361
Developed facilities	12,780	7,375	5,405	42,301	23,405	18,896
Other facilities	53,209	54,271	(1,062)	214,911	215,319	(408)
Total revenues	82,488	73,551	8,937	316,060	272,472	43,588

Cost of operations before depreciation
and amortization expense:
2017 acquisitions	993	-	993	2,006	-	2,006
2016 acquisitions	3,345	2,793	552	13,693	6,455	7,238
2015 acquisitions	1,188	1,081	107	5,298	5,010	288
Developed facilities	5,066	3,510	1,556	19,526	10,932	8,594
Other facilities	13,485	12,912	573	58,171	54,984	3,187
Total cost of operations	24,077	20,296	3,781	98,694	77,381	21,313

Net operating income:
2017 acquisitions	1,711	-	1,711	3,571	-	3,571
2016 acquisitions	6,082	4,986	1,096	22,643	11,719	10,924
2015 acquisitions	3,180	3,045	135	11,637	10,564	1,073
Developed facilities	7,714	3,865	3,849	22,775	12,473	10,302
Other facilities	39,724	41,359	(1,635)	156,740	160,335	(3,595)
Net operating income (a)	$58,411	$53,255	$5,156	$217,366	$195,091	$22,275

At December 31:
Square foot occupancy:
2017 acquisitions (b)				87.3%	-	-
2016 acquisitions				85.9%	82.9%	3.6%
2015 acquisitions				92.4%	90.8%	1.8%
Developed facilities				63.5%	58.6%	8.4%
Other facilities				82.8%	89.0%	(7.0)%
				79.9%	82.8%	(3.5)%
Annual contract rent per occupied square foot:
2017 acquisitions (b)				$14.63	$-	-
2016 acquisitions				10.23	9.99	2.4%
2015 acquisitions				14.17	13.73	3.2%
Developed facilities				13.33	13.51	(1.3)%
Other facilities				17.16	16.89	1.6%
				$15.03	$15.07	(0.3)%

NON SAME STORE	Year Ended December 31,
FACILITIES (Continued)	2017	2016	Change

At December 31:
Number of facilities:
2017 acquisitions (b)	34	-	34
2016 acquisitions	55	55	-
2015 acquisitions	17	17	-
Developed facilities	52	36	16
Other facilities	187	187	-
	345	295	50
Net rentable square feet (in thousands):
2017 acquisitions (b)	2,114	-	2,114
2016 acquisitions	4,177	4,121	56
2015 acquisitions	1,285	1,285	-
Developed facilities	6,059	4,019	2,040
Other facilities	14,677	14,069	608
	28,312	23,494	4,818

(a)	See attached reconciliation of self-storage NOI to operating income.
(b)

Amounts at December 31, 2017 for the 2017 acquisitions include 22 properties acquired from third parties and 12 properties we commenced consolidating at December 31, 2017 in connection with acquiring the 74.25% interest we did not own in a legacy institutional partnership.

Investing and Capital Markets Activities

During the three months ended December 31, 2017, we acquired eight self-storage facilities (six in Texas and one each in Alabama and Kentucky) with 0.5 million net rentable square feet for $68.1 million.    During 2017,  we acquired 22 self-storage facilities (six in Texas, three in Ohio, two each in Florida, Indiana, Kentucky, North Carolina and South Carolina and one each in Alabama, Minnesota and New York) with 1.4 million net rentable square feet for $149.8 million. Subsequent to December 31, 2017, we acquired or were under contract to acquire two self-storage facilities (one each in Nebraska and Tennessee) with 0.2 million net rentable square feet for $18 million.

During the three months ended December 31, 2017, we completed four newly developed facilities and various expansion projects (0.6 million net rentable square feet) costing $56 million.  During 2017, we completed 16 newly developed facilities and various expansion projects (2.7 million net rentable square feet) costing an aggregate of $312 million.  At December 31, 2017, we had various facilities in development (2.7 million net rentable square feet) estimated to cost $367 million and various expansion projects (1.9 million net rentable square feet) estimated to cost $247 million.  The remaining $350 million of development costs for these projects is expected to be incurred primarily in the next 18 months.

On December 31, 2017, we acquired the 74.25% interest we did not own in 12 stabilized self-storage facilities (three in California, two in Minnesota, Nevada and New York, and one each in New Jersey, Ohio and Virginia) with 0.7 million net rentable square feet for $135.5 million in cash.  Our existing 25.75% interest in the earnings of the legacy institutional partnership that owned these properties, and that we managed, was reflected as Equity in Earnings of Real Estate Entities.   We commenced consolidating these properties effective December 31, 2017.

During 2017, we raised $1,580.0 million in gross proceeds from public offerings comprised of a) two series of Preferred Shares for $580.0 million in gross proceeds with an average coupon rate of 5.1% and b) a public offering of senior notes, comprised of $500 million maturing in five years at a 2.370% coupon rate and $500 million maturing in ten years at a 3.094% coupon rate.  During 2017, we redeemed two series of Preferred Shares with an average coupon rate of 5.8% at par for $922.5 million.

Distributions Declared

On February 20, 2018, our Board of Trustees declared a regular common quarterly dividend of $2.00 per common share.  The Board also declared dividends with respect to our various series of preferred shares. All the dividends are payable on March 29, 2018 to shareholders of record as of March 14, 2018.

Fourth Quarter Conference Call

A conference call is scheduled for February 21, 2018 at 11:00 a.m. (PST) to discuss the fourth quarter earnings results.  The domestic dial-in number is (866) 406-5408, and the international dial-in number is (973) 582-2770 (conference ID number for either domestic or international is 1389368). A simultaneous audio webcast may be accessed by using the link at www.publicstorage.com under “Company Info, Investor Relations, News and Events, Events Calendar.”  A replay of the conference call may be accessed through March 7, 2018 by calling (800) 585-8367 (domestic) or (404) 537-3406 (international) or by using the link at www.publicstorage.com under “Company Info, Investor Relations, News and Events, Events Calendar.” All forms of replay utilize conference ID number 1389368.

About Public Storage

Public Storage, a member of the S&P 500 and FT Global 500, is a REIT that primarily acquires, develops, owns and operates self-storage facilities. The Company’s headquarters are located in Glendale, California.  At December 31, 2017, we had interests in 2,386 self-storage facilities located in 38 states with approximately 159 million net rentable square feet in the United States and 222 storage facilities located in seven Western European nations with approximately 12 million net rentable square feet operated under the “Shurgard” brand.  We also own a 42% common equity interest in PS Business Parks, Inc. (NYSE:PSB) which owned and operated approximately 28 million rentable square feet of commercial space at December 31, 2017.

Additional information about Public Storage is available on our website, www.publicstorage.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements in this press release, other than statements of historical fact, are forward-looking statements which may be identified by the use of the words “expects,” “believes,” “anticipates,” “should,” “estimates” and similar expressions. These forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results and performance to be materially different from those expressed or implied in the forward-looking statements.  Factors and risks that may impact future results and performance include, but are not limited to, those described in Part 1, Item 1A, “Risk Factors” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 27, 2017 and in our other filings with the SEC and the following: general risks associated with the ownership and operation of real estate, including changes in demand, risk related to development of self-storage facilities, potential liability for environmental contamination, natural disasters and adverse changes in laws and regulations governing property tax, real estate and zoning; risks associated with downturns in the national and local economies in the markets in which we operate, including risks related to current economic conditions and the economic health of our customers; the impact of competition from new and existing self-storage and commercial facilities and other storage alternatives; difficulties in our ability to successfully evaluate, finance, integrate into our existing operations and manage acquired and developed properties; risks associated with international operations including, but not limited to, unfavorable foreign currency rate fluctuations, changes in tax laws, and local and global economic uncertainty that could adversely affect our earnings and cash flows; risks related to our participation in joint ventures; the impact of the regulatory environment as well as national, state and local laws and regulations including, without limitation, those governing environmental, taxes, our tenant reinsurance business and labor, and risks related to the impact of new laws and regulations; risks of increased tax expense associated either with a possible failure by us to qualify as a REIT, or with challenges to the determination of taxable income for our taxable REIT subsidiaries; changes in federal or state tax laws related to the taxation of REITs and other corporations; security breaches or a failure of our networks, systems or technology could adversely impact our business, customer and employee relationships; risks associated with the self-insurance of certain business risks, including property and casualty insurance, employee health insurance and workers compensation liabilities; difficulties in raising capital at a reasonable cost; delays in the development process; ongoing litigation and other legal and regulatory actions which may divert management’s time and attention, require us to pay damages and expenses or restrict the operation of our business; and economic uncertainty due to the impact of war or terrorism. These forward-looking statements speak only as of the date of this press release.  All of our forward-looking statements, including those in this press release, are qualified in their entirety by this statement.  We expressly disclaim any obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, new estimates, or other factors, events or circumstances after the date of this press release, except where expressly required by law.  Given these risks and uncertainties, you should not rely on any forward-looking statements in this press release, or which management may make orally or in writing from time to time, as predictions of future events nor guarantees of future performance.

PUBLIC STORAGE

SELECTED INCOME STATEMENT DATA

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016

Revenues:
Self-storage facilities	$634,218	$613,698	$2,512,433	$2,405,828
Ancillary operations	38,090	37,729	156,095	154,721
	672,308	651,427	2,668,528	2,560,549

Expenses:
Self-storage cost of operations	141,145	134,450	657,633	617,905
Ancillary cost of operations	10,734	10,716	50,345	51,178
Depreciation and amortization	120,100	111,741	454,526	433,314
General and administrative	20,551	20,148	82,882	83,656
	292,530	277,055	1,245,386	1,186,053

Operating income	379,778	374,372	1,423,142	1,374,496

Other income (expense):
Interest and other income	6,049	3,524	18,771	15,138
Interest expense	(8,137)	(900)	(12,690)	(4,210)
Equity in earnings of unconsolidated real estate entities	18,420	15,128	75,655	56,756
Gain on real estate investment sales	446	-	1,421	689
Foreign currency exchange (loss) gain	(5,593)	23,557	(50,045)	17,570
Casualty loss	-	-	(7,789)	-
Net income	390,963	415,681	1,448,465	1,460,439
Allocation to noncontrolling interests	(1,564)	(1,942)	(6,248)	(6,863)
Net income allocable to Public Storage shareholders	389,399	413,739	1,442,217	1,453,576
Allocation of net income to:
Preferred shareholders – distributions	(54,078)	(59,548)	(236,535)	(238,214)
Preferred shareholders – redemptions	-	-	(29,330)	(26,873)
Restricted share units	(1,241)	(1,379)	(4,743)	(4,610)
Net income allocable to common shareholders	$334,080	$352,812	$1,171,609	$1,183,879

Per common share:
Net income per common share – Basic	$1.92	$2.04	$6.75	$6.84
Net income per common share – Diluted	$1.92	$2.03	$6.73	$6.81
Weighted average common shares – Basic	173,771	173,190	173,613	173,091
Weighted average common shares – Diluted	174,218	173,812	174,151	173,878

PUBLIC STORAGE

SELECTED BALANCE SHEET DATA

(Amounts in thousands, except share and per share data)

	December 31, 2017	December 31, 2016
ASSETS	(Unaudited)

Cash and cash equivalents	$433,376	$183,688

Operating real estate facilities:
Land and buildings, at cost	14,665,989	13,963,229
Accumulated depreciation	(5,700,331)	(5,270,963)
	8,965,658	8,692,266
Construction in process	264,441	230,310
Investments in unconsolidated real estate entities	724,173	689,207
Goodwill and other intangible assets, net	214,957	212,719
Other assets	130,287	122,148
Total assets	$10,732,892	$10,130,338

LIABILITIES AND EQUITY

Senior unsecured notes	$1,402,109	$359,810
Mortgage notes	29,213	30,939
Accrued and other liabilities	337,201	297,935
Total liabilities	1,768,523	688,684

Equity:
Public Storage shareholders’ equity:
Cumulative Preferred Shares, $0.01 par value, 100,000,000 shares authorized, 161,000 shares issued (in series) and outstanding,
(174,700 at December 31, 2016) at liquidation preference	4,025,000	4,367,500
Common Shares, $0.10 par value, 650,000,000 shares authorized,
173,853,370 shares issued and outstanding, (173,288,787 shares
at December 31, 2016)	17,385	17,329
Paid-in capital	5,648,399	5,609,768
Accumulated deficit	(675,711)	(487,581)
Accumulated other comprehensive loss	(75,064)	(95,106)
Total Public Storage shareholders’ equity	8,940,009	9,411,910
Noncontrolling interests	24,360	29,744
Total equity	8,964,369	9,441,654
Total liabilities and equity	$10,732,892	$10,130,338

PUBLIC STORAGE
SELECTED FINANCIAL DATA

Computation of Funds from Operations and Funds Available for Distribution
(Unaudited – amounts in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016

Computation of FFO per Share:

Net income allocable to common shareholders	$334,080	$352,812	$1,171,609	$1,183,879
Eliminate items excluded from FFO:
Depreciation and amortization	120,100	111,741	454,526	433,314
Depreciation from unconsolidated real estate investments	19,296	17,088	71,931	74,407
Depreciation allocated to noncontrolling interests
and restricted share unitholders	(910)	(907)	(3,567)	(3,549)
Gains on sale of real estate investments, including
our equity share from investments	(1,831)	(1)	(4,908)	(768)
FFO allocable to common shares (a)	$470,735	$480,733	$1,689,591	$1,687,283
Diluted weighted average common shares	174,218	173,812	174,151	173,878
FFO per share (a)	$2.70	$2.77	$9.70	$9.70

Reconciliation of Earnings per Share to FFO per Share:

Earnings per share—Diluted	$1.92	$2.03	$6.73	$6.81
Eliminate per share amounts excluded from FFO:
Depreciation and amortization allocable to
common shareholders	0.79	0.74	3.00	2.90
Gains on sale of real estate investments, including
our equity share from investments and other	(0.01)	-	(0.03)	(0.01)
FFO per share (a)	$2.70	$2.77	$9.70	$9.70

Computation of Funds Available for Distribution ("FAD"):

FFO allocable to common shares	$470,735	$480,733	$1,689,591	$1,687,283
Eliminate effect of items included in FFO but not FAD:
Share-based compensation expense in excess of cash paid	9,615	7,524	22,711	20,765
Foreign currency exchange loss (gain), including our
equity share from investments	5,593	(23,557)	50,045	(18,511)
Application of EITF D-42, including our equity
share from investments	1,689	3,067	33,879	29,940
Less: Capital expenditures to maintain real estate facilities	(42,255)	(18,268)	(124,780)	(86,047)

FAD (a)	$445,377	$449,499	$1,671,446	$1,633,430

Distributions paid to common shareholders and restricted
share units	$348,672	$347,447	$1,393,812	$1,267,544

Distribution payout ratio	78.3%	77.3%	83.4%	77.6%

Distributions per common share	$2.00	$2.00	$8.00	$7.30

(a)

FFO and FFO per share are non-GAAP measures defined by the National Association of Real Estate Investment Trusts and, along with the non-GAAP measure FAD, are considered helpful measures of REIT performance by REITs and many REIT analysts. FFO represents net income before real estate depreciation, gains or losses and impairment charges, which are excluded because they are based upon historical real estate costs and assume that building values diminish ratably over time, while we believe that real estate values fluctuate due to market conditions. FAD represents FFO adjusted to exclude certain non-cash charges and to deduct capital expenditures.  We utilize FAD in evaluating our ongoing cash flow available for investment, debt repayment, and common distributions. We believe investors and analysts utilize FAD in a similar manner.    FFO and FFO per share are not a substitute for net income or earnings per share.  FFO and FAD are not substitutes for GAAP net cash flow in evaluating our liquidity or ability to pay dividends, because they exclude investing and financing activities presented on our statements of cash flows.  In addition, other REITs may compute these measures differently, so comparisons among REITs may not be helpful.

PUBLIC STORAGE

SELECTED FINANCIAL DATA

Reconciliation of Self-Storage Net Operating Income to

Operating Income
(Unaudited – amounts in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016

Self-storage revenues for:
Same Store Facilities	$551,730	$540,147	$2,196,373	$2,133,356
Non Same Store Facilities	82,488	73,551	316,060	272,472
Self-storage revenues	634,218	613,698	2,512,433	2,405,828

Self-storage cost of operations for:
Same Store Facilities	117,068	114,154	558,939	540,524
Non Same Store Facilities	24,077	20,296	98,694	77,381
Self-storage cost of operations	141,145	134,450	657,633	617,905

Self-storage net operating income for:
Same Store Facilities	434,662	425,993	1,637,434	1,592,832
Non Same Store Facilities	58,411	53,255	217,366	195,091
Self-storage net operating income (a)	493,073	479,248	1,854,800	1,787,923
Ancillary operating revenues	38,090	37,729	156,095	154,721
Ancillary cost of operations	(10,734)	(10,716)	(50,345)	(51,178)
Depreciation and amortization	(120,100)	(111,741)	(454,526)	(433,314)
General and administrative expense	(20,551)	(20,148)	(82,882)	(83,656)
Operating income on our income statement	$379,778	$374,372	$1,423,142	$1,374,496

(a)

Net operating income or “NOI” is a non-GAAP financial measure that excludes the impact of depreciation and amortization expense, which is based upon historical real estate costs and assumes that building values diminish ratably over time, while we believe that real estate values fluctuate due to market conditions.  We utilize NOI in determining current property values, evaluating property performance, and in evaluating operating trends.  We believe that investors and analysts utilize NOI in a similar manner.  NOI is not a substitute for net income, net operating cash flow, or other related GAAP financial measures, in evaluating our operating results.  This table reconciles from NOI for our self-storage facilities to the operating income presented on our income statement.